Exhibit 99.1
As of February 14, 2023 at 1 AM.

We are providing an update on a recent cybersecurity incident. After detecting unusual activity in our network environment, we shut down our networked systems in order to maintain a safe and secure banking environment. As a result, several of our internal bank systems are offline, including email, telephones, and our Customer Service/Call Center. We recognize that this may have caused inconvenience and difficulty for you, and we thank you for your patience as we work to restore all services as quickly as possible.

Tri Counties Bank is currently working to determine the scope of the event, including impact to any data or information maintained on internal bank systems. Our investigation remains ongoing.

Your account balances are unaffected. Your bank accounts are housed on a secure system that is separate from the Tri Counties Bank network environment impacted by this event. There is no evidence that your accounts were accessed or otherwise impacted.

We always encourage customers to monitor for and report any suspicious activity observed on their accounts. Please refer to the security page on our website for further information on how to protect your account.

Your business is very important to us. We are working tirelessly to restore access to all services as quickly as possible. We will provide additional updates as our systems and full operational capabilities are restored.

Current Service Status (as of February 14, 2023 at 1 AM):

Branches: All are open with regular business hours

Personal Mobile and Online Banking operating normally

Pavment Cards:
Debit Cards--operating normally
Credit Cards--operating normally

Business Services:
Trico Business Express operating normally
Trico Treasury Center operating normally
Remote Deposit Capture operating normally
ACH Originations--operating normally
International and Domestic Wire Originations operating normally

ATMs:
Tri Counties Bank ATMs--not available
Other ATMs, including surcharge-free MoneyPass ATMs--Debit Cards are operating normally for cash withdrawals and balance inquiries

Transaction Processing: Transactions are being processed, including those made using Mobile or Online Banking services or in branches, as well as credit and payment transactions received from other financial institutions, such as payroll and Social Security.

Loan Application Processing: Consult with your banker or Relationship Manager about the status of scheduled loan closings.

Customer Service / Call Center: Not available